Exhibit 4.3

TECHNIP – GROUP SAVINGS PLAN (P.E.G.)	1 /18

Translation into English for informational purposes only

TECHNIP

GROUP SAVINGS PLAN (PLAN D’EPARGNE GROUPE – “PEG”)

PREAMBLE

Pursuant to Articles L3331-1 et seq. of the French Labor Code (hereinafter “Labor Code”), on November 13, 2003, Technip SA, whose registered offices are located at 89, avenue de la Grande Armée 75116 Paris, has instituted a Group Savings Plan.

This Group Savings Plan supersedes the Group Company Savings Plan (Plan d’Epargne d’Entreprise de Groupe, hereinafter “PEEG”) entered into on June 22, 2000, and its two amendments.

The purpose of the Group Savings Plan (Plan d’Epargne de Groupe, hereinafter “PEG”) is to allow current and former employees of Technip Group companies which are members of this plan to create a savings account with the help of their company. It gives current and former employees of Technip Group companies which are members of the PEG the opportunity to participate in the employee shareholding programs offered by TECHNIP.

The current plan has been amended on several occasions in order to improve its terms and conditions1.

1.

Rev.	Date	Subject	Prepared by	Verified by	Approved by
7	09/03/12	Revision of PEG of February 10, 2011, December 2009 and of its appendices	F. PICKERING	M. MARQUES	T. PARMENTIER
6	02/10/11	Revision of PEG of December 23, 2009 and of its appendices	F. PICKERING and J. DE SOUSA	V. ESTRADA-NOHE	T. PARMENTIER
5	12/23/09	Revision of PEG of April 25, 2008 and of its appendices	F. PICKERING	V. ESTRADA-NOHE	T. PARMENTIER
4	04/25/08	Revision of PEG of January 18, 2007 and of its appendices	F. PICKERING	P. CHANTECLAIR	A. DECRESSAC
3	01/18/07	Revision of PEG of January 7, 2005 and of its appendices	C. HEID	P. CHANTECLAIR	A. DECRESSAC
2	01/07/05	Revision of PEG of November 13, 2003 and of its appendices	A. GIRAULT	C. COLINEAU	A. DECRESSAC
1	11/13/03	General rewriting of PEG of June 22, 2000 and of Riders 1 and 2	C. HEID	Ph. DAVIGNON	A. DECRESSAC

TECHNIP – GROUP SAVINGS PLAN (P.E.G.)	2 /18

TABLE OF CONTENTS

I. GENERAL PROVISIONS	3
A. SCOPE OF APPLICATION	3
1. Membership of new companies in the PEG	3
2. Withdrawal from the PEG by a company	3
B. BENEFICIARIES	3
C. ORIGIN OF FUNDS	4
1. PEG contributions	4
2. Terms of employee PEG contributions	4
3. Individual maximum contributions	5
4. Company contributions – matched funding	5
D. USE OF FUNDS	6
1. Investment of savings	6
2. Arbitrage	7
3. Income	7
E. BLOCKING PERIOD	8
F. EMPLOYEE INFORMATION, MEMBER RIGHTS, AND SUPERVISORY BOARDS	10
1. Employee information	10
2. Member rights and Supervisory Board	10
G. FORMER EMPLOYEES	10
H. SAFEGUARD CLAUSE	11
Any amendment to the mandatory provisions set out in any French regulations referred to in these rules shall be applicable automatically.	11
I. ENTRY INTO FORCE – TERM – REVISION	11
II. SPECIFIC PROVISIONS	11
A. EMPLOYEE SHAREHOLDER OFFERS	11
1. Application of the PEG to companies in and outside of France	11
2. Specific terms applicable to employee shareholder offers made as part of the PEG	12
B. SPECIFIC CONDITIONS APPLICABLE TO THE TECHNIP CAPITAL 2008 EMPLOYEE SHAREHOLDER OFFER	13
C. SPECIFIC CONDITIONS APPLICABLE TO THE TECHNIP CAPITAL 2012 EMPLOYEE SHAREHOLDER OFFER	15
III- REGISTRATION	18
ANNEXES
ORGANISMES GESTIONNAIRES DES FONDS ET TENEUR DE COMPTES CONSERVATEUR DE PARTS
(TCCP)

APPENDICES

I.	List of PEG member companies as of March 9, 2012- List of companies participating in the Technip Capital 2008 and 2012 offers
II.	Major features of the funds
III.	Fund management institutions and custodian account holder (hereinafter “Custodian Account Holder”)
IV.	Fund documentation
V.	Minutes of the Works Council consultation meetings
VI.	Funds open during capital increases reserved for employees

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I. GENERAL PROVISIONS

A. SCOPE OF APPLICATION

This PEG is open to the French companies of Technip Group as defined by Article L3344-1 of the Labor Code. For information purposes, the list of French companies of Technip Group that are members of the PEG as of March 9, 2012 appears in Appendix I.

This PEG is also open to certain foreign companies of Technip Group as defined by Article L3344-1 of the Labor Code (insofar as those companies have decided to become members) during capital increases reserved for employees, offered by Technip in accordance with the provisions of the article “Employee shareholder offers” of Title II “Specific Provisions”.

1.	Membership of new companies in the PEG

Any French company that forms part of the Technip Group as defined by the second paragraph of Article L3344-1 of the Labor Code may offer the PEG to its employees, provided that it becomes a member.

Membership of a new company shall be formalized by a membership letter sent to Technip and signed by the executive of said company, after the plan has been implemented by the company in accordance with the provisions of Articles L3332-4 and L3332-5 of the Labor Code.

Whenever there is a change affecting the companies that form part of the group, the list of member companies shall be updated accordingly.

2.	Withdrawal from the PEG by a company

Any company that ceases to belong to Technip Group, as defined above, during the term of this plan shall immediately and automatically exit its scope of application. The employees of that company may no longer contribute to the PEG, but shall retain their savings therein, unless they are transferred to another savings plan, under the conditions of Article L3335-1 of the Labor Code.

The term “company” as used below in this plan shall be understood to refer to the current or former employer of the beneficiaries of this plan.

B. BENEFICIARIES

All employees of French companies of Technip Group, as defined in the above “Scope of application”, may become members of this PEG provided that, when they make their first contribution, they have been employees for at least three months. Periods of suspension from employment are not discounted when determining the period of employment. For the determination of the period of employment required, all employment contracts executed in the Technip Group during the membership year and the twelve months preceding it are counted.

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Employee membership in the PEG is effective upon the first payment into the plan, which implies acceptance of the terms thereof.

Payments may no longer be made on or after the date on which the employee ceases to be employed by the French companies of the Group, for any reason, except for:

•	payments made by pre-retirees or by retired individuals who have made at least one payment into the PEG before their departure and have not requested the liquidation of all of their savings,

•	the payment of amounts owed under profit-sharing and incentive plans and received by employees after the term of their employment contract has expired.

C. ORIGIN OF FUNDS

1.	PEG contributions

Payments into the PEG may be made in one or more of the following ways:

•	voluntary employee contributions,

•	payments by employees of all or part of the funds from their incentive plan,

•	payments by employees of funds from profit-sharing plans,

•	the transfer of funds from a Time Savings Account (Compte Epargne Temps, hereinafter “CET”), as provided for by the agreement governing the CET,

•	the transfer of funds from another savings plan at the employees’ request,

•	any matching contributions by the company as defined in Article 4.

2.	Terms of employee PEG contributions

•	Voluntary employee contributions

Voluntary employee contributions may be made directly to the custodian account holder (hereinafter“Custodian Account Holder”) to all funds, except those funds dedicated to capital increases, for which PEG beneficiaries shall be informed of the specific terms of contribution whenever such a capital increase occurs.

•	Contribution of funds from incentive and profit-sharing plans

Contributions by employees to the PEG of all or part of their incentive payments and funds from profit-sharing plans shall be made, in accordance with the law, within a maximum of fifteen days following payment in order to be eligible for the resulting tax and social welfare credits.

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Such contributions shall be made upon prior instruction by the employee.

•	Transfer of funds from a CET or other savings plans at the employee’s request

Beneficiaries may contribute funds from a CET to the PEG, as provided for by the agreement governing the CET.

Beneficiaries may also contribute funds from another savings plan, except for assets that they hold in a collective pension saving plan (PERCO).

3.	Individual maximum contributions

Pursuant to Article L3332-10 of the Labor Code, the total amount of the annual voluntary contributions by employees, incentive plans included, to the PEG and any other employee savings plan may not exceed one fourth of their gross annual compensation.

For retirees, this total may not exceed one fourth of the total annual amount of their retirement pensions.

For employees whose employment contract is suspended and who have not received any compensation for the previous year, contributions may not exceed one fourth of the annual maximum contribution set out in Article L. 241-3 of the French Social Security Code.

Compliance with these maximum limits is the sole responsibility of the beneficiaries.

4.	Company contributions – matched funding (abondement)

•	Management commissions

Fund management fees are paid by the company or by the fund.

The terms of payment for the PEG fund management fees are set out in the rules for those funds. They are stated in Appendix IV.

•	Account management and registration fees for individual accounts

The fees for holding accounts and registering individual accounts are paid by the company.

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However, if an employee ceases to be employed by a Group company, the fees for custodian account holding shall cease to be paid by the company at the end of the calendar year underway.

•	Matched funding

Contributions to a PEG are not entitled to matched funding, subject to the “Specific provisions” related to employee shareholder offers approved by Technip.

Matched funding is not paid for any transfers of PEG assets.

D. USE OF FUNDS

1.	Investment of savings

•	Choice of investment

The funds contributed to the PEG are invested, at the discretion of the employees, in one of the following investment vehicles:

•	equity securities or securities giving access to TECHNIP share capital;

•	units of diversified funds governed by Article L214-39 of the French Monetary and Financial Code;

•	units of share ownership programs governed by Article L214-40 of the French Monetary and Financial Code, during capital increases;

•	units of bridging funds (fonds de relais) that are intended to be transferred subsequently to a share ownership program,

•	as part of the exercise of TECHNIP stock options granted under the conditions of Articles L225-177 et seq. of the French Commercial Code.

A detailed list of funds offered under the PEG and descriptions of these funds are located in Appendix II of this plan. Notices for the funds are located in Appendix IV.

•	Managing bodies

Administrative record keeping for PEG accounts is performed by the body set out in Appendix III.

All contributions made to PEGs by employees are recorded in an administrative account opened in the name of each employee. This administrative account tracks all contributions made to the PEG, their allocation by investment vehicle and lists any remaining blocked periods. Once a year, the registrar shall prepare and send to all employees who are members of the PEG an individual account statement listing the shares or units belonging to them.

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Custodian account holding for PEG funds is performed by a single body whose contact information is listed in Appendix III.

The Custodian Account Holder is an institution approved by the Credit Institutions and Investment Firms Committee subject to the approval of the Autorité des Marchés Financiers (hereinafter “AMF”). It is responsible for holding the accounts for the funds held by the unitholder. The Custodian Account Holder receives and carries out unit subscriptions and redemption instructions and initiates the corresponding payments or settlements.

Every fund is created on the joint initiative of a portfolio management company responsible for its management and a corporate entity which acts as the fund depository. Contact information for the management companies and depositories for the various PEG funds is listed in Appendix III.

The portfolio management company is approved by the AMF and acts on behalf of the fund. It uses or reuses all contributions made, by subscribing, acquiring, selling, or exchanging all securities that comprise the fund portfolio. It acts on behalf of the unitholders and represents them with respect to third parties in all acts concerning the fund. It prepares accounting documents on a regular basis and sends periodic reports under the conditions set forth in the fund rules.

The depository is a corporate entity selected by the management company from a list prepared by the minister in charge of the economy and is responsible for holding the securities included in the Fund. It executes the subscription, purchase, sale, or exchange orders for the securities that comprise the portfolio and handles the receipts and disbursements generated by the management of the fund. It controls the inventory of fund assets prepared by the management company and certifies them at the end of the year.

2.	Arbitrage

Arbitrage of available and unavailable assets between funds are possible at any time. However, for arbitrage from the Actionnariat Technip and Technip France funds, only available assets may be transferred to other funds.

Arbitrage does not change the blocking period for the relevant amounts. It is not similar to a voluntary contribution.

No individual arbitrage from or to Technip International fund compartments is authorized.

3.	Income

Income or revenue from investments included in every sub-fund are always reinvested.

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However, income or revenue of all kinds from the assets of the “Technip Classic” compartment of the “Technip France” company mutual fund (FCPE) are:

•	for “C” units: mandatorily reinvested. The amounts thus reused increase the total asset value and result in an issue of new units.

•	for “D” Units: distributable income limited solely to income from Technip SA shares is paid annually and is subject to applicable tax and social security laws.

Beneficiaries choose whether they want to subscribe to “C” or “D” units when they subscribe to units of the “Technip Classic” compartment of the “Technip France” FCPE. During the lifespan of that compartment, unitholders may arbitrage “C” units into “D” units and vice versa.

E. BLOCKING PERIOD

Savings invested in a PEG by beneficiaries are available only after the expiration of a period of five years from the first day of the fifth month of the financial year during which such savings were invested.

However, assets registered into the fund account with a guarantee or leverage effect are available only upon the expiration of a period of five years starting from the date of the capital increase reserved to employees on which they were created.

The beneficiaries (or their beneficiaries, as the case may be), may, however, have their savings unblocked early in the cases authorized by the regulations which are in force at the time.As of the most recent version of these rules, such circumstances are as follows:

a)	Marriage of, or entry into a civil union (pacte civil de solidarité) by, the interested party;

b)	Birth or the arrival in the home of a child with the intent of adoption when the household already has at least two dependent children;

c)	Divorce, separation, or dissolution of a pacte civil de solidarité when there is a court order providing for sole or joint custody of at least one child in the domicile of the interested party;

d)	Incapacity of the employee, his or her children, spouse, or partner in a pacte civil de solidarité. Such incapacity is to be determined in accordance with the second and third paragraphs of Article L341-4 of the French Social Security Code or as recognized by a decision of the Commission for Rights and Autonomy of People with Disabilities, provided that the rate of incapacity is at least 80% and the interested party conducts no professional activities;

e)	Death of the employee or his or her spouse or partner in a pacte civil de solidarité;

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f)	Cessation of employment contract;

g)	Allocation of the saved funds to the creation or takeover, by the employee, his or her children, spouse, or partner in a pacte civil de solidarité, of an industrial, commercial, artisanal, or agricultural enterprise, either individually or in the form of a company, provided that he or she exercises effective control of the enterprise as defined by Article R5141-2 of the Labor Code; the establishment of an unsalaried profession; or the acquisition of units in a production cooperative;

h)	Allocation of the saved funds to the acquisition or enlargement of a primary residence that create a new habitable “surface” as defined in Article R111-2 of the French Construction and Residences Code, subject to the existence of a building permit or declaration prior to building work, or to the restoration of a primary residence damaged following a natural catastrophe which has been recognized by a ministerial order;

i)	Excessive debt incurred by the employee as defined in Article L331-2 of the French Consumer Code, upon a request sent to the fund management body or the employer by either the chairman of the Individual Over-indebtedness Commission, or by the judge when the release of rights appears to be necessary for the settlement of the interested party’s liabilities;

and in all other cases as provided for by subsequent regulations.

The employee’s request must be presented within a period of six months from the occurrence of the event, except in the event of a cessation of the employment contract, death of the employee’s spouse or partner in a pacte civil de solidarité, incapacity, or over-indebtedness, where it may occur at any time.

In the event of the beneficiary’s death, however, it is the responsibility of his or her beneficiaries to request the payment of his or her savings within six months of the death (the registration period for the declarations of inheritance is set out in Article 641 of the French General Tax Code, which may be longer in certain circumstances), in order to enjoy the tax exemptions set forth in Article 150-0-A of that Code as of the date of the most recent version of these rules.

Early unblocking of savings takes place in the form of a single payment per unblocking and affects, at the employee’s discretion, all or part of the savings that may be unblocked.

An early unblocking request shall be sent to the body that holds custody of the accounts or registered accounts.

The terms and conditions of redemption are set forth in the rules of each of the relevant funds.

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F. EMPLOYEE INFORMATION, MEMBER RIGHTS, AND SUPERVISORY BOARDS

1.	Employee information

A copy of this PEG, along with the principal information relating thereto, shall be posted and made available on the Group intranet site and/or the Human Resources Department of every member company. Moreover, employees shall be informed individually of the existence of the PEG.

At least once a year, beneficiaries shall receive a statement summarizing their situation, the date on which their savings become available, and the exceptional circumstances in which their savings become available.

2.	Member rights and Supervisory Board

The rights and obligations of unitholder beneficiaries, the management company, the depository, and the Supervisory Board are set by the fund rules established by the management companies for these funds and approved by the Autorité des Marchés Financiers (AMF).

The composition of the Supervisory Board for these funds is defined by the fund rules and repeated in the documentation for those funds, which is attached to these rules (see Appendix IV).

G. FORMER EMPLOYEES

With the exception of the cases mentioned in the article “Beneficiaries” of Title I “General Provisions” of these rules, the former employees of Group companies may no longer make contributions to the PEG. Their savings are kept in the Technip PEG unless they are transferred to another savings plan.

Fees for custodian account holding shall cease to be paid by the company at the end of the calendar year on which the employee’s contract ends.

Upon the cessation of their employment contract, all employees shall receive from the custodian account holder a summary statement of all contributions and securities saved under the employee savings schemes implemented within the Group.

Employees leaving the company are asked to specify the address to which the custodian account holder may contact them and to inform that body in the event of a change of address.

In accordance with Articles D3324-37 and R3332-30 of the Labor Code, whenever former employees cannot be reached at the most recent address that they have indicated, their savings will continue to be maintained by the body responsible for them, from which the interested party may claim them until the end of the period set forth in the seventh paragraph of Article L135-7 of the French Social Security Code (30 years from the signature date of the rules). Upon the expiration of this limitation period, the managing body shall liquidate the unclaimed savings and pay any amounts thus obtained into the Pension Reserve Fund.

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Employees ceasing to work for Group companies who wish to have the amounts they have contributed to the PEG transferred to a savings plan offered by their new employer shall contact the custodian account holder so that the transfer may be conducted. The terms of the transfer must comply with Articles D3335- 1, D3335-2, and D3335-3 of the Labor Code.

H. SAFEGUARD CLAUSE

Any amendment to the mandatory provisions set out in any French regulations referred to in these rules shall be applicable automatically.

I. ENTRY INTO FORCE – TERM – REVISION

The PEG was instituted in 2003 for a term of one year. It is renewable by tacit agreement. It may be revised at any time. Revisions enter into force on the day that they are filed.

II. SPECIFIC PROVISIONS

The “Specific Provisions” set out below supplement the “General Provisions” (Title I) of the PEG. These specific provisions are applicable on the occasion of employee shareholder offers (capital increase or sale of shares reserved to employees) approved by the Technip Board of Directors (or its Chairman and Chief Executive Officer as delegated) under the terms of the PEG.

A. EMPLOYEE SHAREHOLDER OFFERS

1.	Application of the PEG to companies in and outside of France

Employees of member companies of the PEG may participate in the employee shareholder offers (capital increase or sale of shares reserved to employees) approved by the Technip Board of Directors (or its Chairman and Chief Executive Officer as delegated) under the terms of the PEG.

On the occasion of an employee shareholder offer, the PEG is open to Technip Group companies as defined by the second paragraph of Article 3344-1 of the Labor Code located in France as well as to certain companies located outside of France (provided that these companies have decided to become members), insofar as local legislation allows. The list of Technip Group companies located in France and outside of France that are members of the PEG as of March 9, 2012 appears in Appendix I. This list is for information purposes only. Only the provisions of the PEG specific to the employee shareholder offers set out in Part II of the PEG are applicable to the Technip Group companies located outside of France and to their employees.

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2.	Specific terms applicable to employee shareholder offers made as part of the PEG

The employees of companies located both in France and outside of France set out in Appendix I may participate in the employee shareholder offers approved by Technip as part of this PEG and may benefit from the provisions of Part II of the PEG on such occasions.

Since the rules of this PEG are applicable when employee shareholder offers are made to both Group companies located in France and certain Group companies located outside of France, they may be subject to specific adjustments pursuant to certain legal, tax, and other restrictions applicable in each of these countries.

Employees who participate in the employee shareholder offers are subject to the following provisions:

•	Beneficiary employees

All employees of PEG member companies who have completed at least three months service as of the last day of the subscription period may participate in the employee shareholder offer.

In certain companies, pursuant to applicable local laws or regulations, retired or pre-retired beneficiaries may not be able to continue making contributions to the PEG after their departure from the relevant company.

•	Employee contributions

Employee contributions made as part of employee shareholder offers may occur only on the dates set by the Technip Board of Directors (or its Chairman and Chief Executive Officer as delegated).

•	Financial participation by the company

Management fees for funds invested primarily in Technip stock are paid for by the company, with the exception of management fees for certain funds with a guarantee and/or leverage effect, which are paid for by the fund.

Employee shareholder offers may be entitled to additional matched funding paid by the company.

Former company employees are not entitled to any matched funding offered.

The total amount of employer matched funding may not exceed three times the employee’s contributions per calendar year and per beneficiary employee.

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•	Terms of investment

In light of the restrictions inherent in applicable local regulations, some methods of acquiring Technip stock as part of employee shareholder offers (including FCPE units invested in Technip stock) may not be open to employees of companies whose headquarters are located in countries other than France or may be reserved to certain beneficiaries only.

Investments in registered accounts may be offered in such cases insofar as local laws permit.

•	Arbitrage

No individual arbitrage from or to funds with a guarantee and/or leverage effect whose units are offered as part of an employee shareholder offer is authorized during the blocking period of the funds.

Amounts invested as part of an employee shareholder offer may be transferred individually as long as they are not available.

No individual arbitrage from or to Technip International FCPE compartments is authorized.

Arbitrage the purpose of which is subscription to an employee shareholder offer triggers another five-year blocking period.

•	Early unblocking of funds

Savings invested in the PEG by the beneficiary are available only upon the expiration of a period of five years from the first day of the fifth month of the financial year during which such savings were invested.

On an exceptional basis, assets registered in the fund account with a guarantee or leverage effect are available only upon the expiration of a period of five years from the date of the capital increase reserved to employees on the occasion for which they were created.

The beneficiaries or their heirs and assigns, as the case may be, may, however, have their savings unblocked early in the cases authorized by the regulations in force at the time, which are, for the employees of French companies, as of the date of the most recent revision of these rules, those set out in paragraph I. E. In some countries, pursuant to local laws or restrictions imposed by the local authorities, some cases of early unblocking may not be available to beneficiaries. For these same reasons, the blocking period may be extended in some countries if necessary,

B. SPECIFIC CONDITIONS APPLICABLE TO THE TECHNIP CAPITAL 2008 EMPLOYEE SHAREHOLDER OFFER

As part of the Technip Capital 2008 employee shareholder offer, employees of the companies located in France and outside of France set out in Appendix I have subscribed for Technip shares directly, or through an FCPE if required on account of local legal, regulatory, and tax restrictions.

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The subscription price of the shares was equal to 80% of the average of the listed opening prices of the Technip share on the Eurolist Paris market for the twenty trading days preceding the decision of the Technip Board of Directors (or its Chairman and Chief Executive Officer as delegated) that set the price and subscription period (September 3, 2008).

Several options were offered: a “Classic” option, a “Secure” option, and a “Multiple” option. Due to local legal, regulatory, and tax restrictions, only one or two of these options could be offered in some countries.

The FCPEs whose units were offered for subscription as part of the Technip Capital 2008 offer are as follows:

•	FCPE Technip Relais 2008, which was merged with FCPE Actionnariat Technip and whose units were offered for subscription to employees of the companies located in France set out in Appendix I;

•	FCPE Technip Shares Relais 2008, which was merged with FCPE Technip Shares and whose units were offered for subscription to employees of the companies located outside of France set out in Appendix I;

•	FCPE Technip Secure 2008;

•	FCPE Technip Multiple 2008;

•	FCPE Technip Secure Italia 2008, whose units were offered exclusively to employees of the companies located in Italy set out in Appendix I;

•	FCPE Technip Multiple Italia 2008, whose units were offered exclusively to employees of the companies located in Italy set out in Appendix I.

The descriptions of these various FCPEs appear in their rules and notices.

The reservation/subscription period was from June 9 to 27, 2008 and the subscription/withdrawal period from September 4 to 12, 2008, subject to certain adaptations based on local legal, regulatory, and tax restrictions in some countries. At the end of this most recent period, beneficiaries of the offer were no longer able to subscribe TECHNIP shares directly or make contributions to the Technip Relais 2008, Technip Shares Relais 2008, Technip Multiple 2008, Technip Multiple Italia 2008, Technip Secure 2008, and Technip Secure Italia 2008 FCPEs, which were closed to subscription.

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As part of the “Technip Capital 2008” capital increase reserved to employees, all contributions (voluntary contributions, incentive payments previously allocated to the Technip Relais 2008 fund) were entitled to matched funding from the company under the following terms:

•	100% gross matched funding up to €200 in contributions;

•	50% gross matched funding from €200 up to €800 in contributions; and

•	25% gross matched funding from €800 up to €2,400 in contributions.

In the event that voluntary contributions were split between more than one of the options offered (“Classic”, “Secure”, and “Multiple” options), the amount of the gross matched funding from the company was distributed in proportion to the contribution in each option, in the following order of priority:

1) “Multiple” option, with the understanding that the matched funding for this option is no more than €450 gross;

2) “Secure” option;

3) “Classic” option.

However, in companies located outside of France, the terms for matched funding from companies may have been different based on local legal and tax restrictions.

In the event of a contribution to the Technip Multiple 2008 and Technip Multiple Italia 2008 FCPEs, the employee’s personal contribution (comprised of employee contributions and asset transfers from the PEG) and the employer’s matched funding were taken into account ten times in order to determine whether the 25% gross annual compensation ceiling was achieved or not.

C. SPECIFIC CONDITIONS APPLICABLE TO THE TECHNIP CAPITAL 2012 EMPLOYEE SHAREHOLDER OFFER

As part of the projected Technip Capital 2012 employee shareholder offer (hereinafter “Offer”), employees of the companies located in France and outside of France set out in Appendix I may subscribe for Technip shares directly, or through an FCPE, if required on account of on local legal, regulatory, and tax restrictions.

The share subscription price shall be equal to 80% of the average of the listed opening prices of the Technip share on the NYSE Euronext Paris market for the twenty trading days preceding the decision of the Technip Board of Directors (or its Chairman and Chief Executive Officer as delegated) that set the price and subscription period, which is scheduled for June 6, 2012.

Several options shall be proposed: a “Classic” option, a “Secure” option, and a “Multiple” option. Due to local legal, regulatory, and tax restrictions, only one or two of these options may be offered in some countries.

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The FCPEs and the compartments whose units will be offered for subscription as part of the Offer will be as follows:

•	FCPE Technip France, whose units will be offered for subscription to employees of the companies located in France set out in Appendix I:

•	Technip Classic compartment,

•	Technip Secure 2012 compartment,

•	Technip Multiple 2012 compartment.

•	FCPE Technip International, whose units will be offered for subscription to employees of the companies located outside of France set out in Appendix I:

•	Technip Classic compartment,

•	Technip Secure 2012 compartment,

•	Technip Multiple NP 2012 compartment,

•	Technip Multiple 2012 compartment.

The characteristics of these various FCPEs and compartments appear in their rules.

The reservation/subscription period is scheduled for April 2 to 16, 2012 and the subscription/withdrawal period from June 7 to 11, 2012, subject to certain adaptations based on local legal, regulatory, and tax restrictions in some countries. At the end of the next period, beneficiaries of the Offer will no longer able to subscribe for Technip shares directly or make contributions to the Technip France Technip International FCPEs, which will be closed to subscription, as part of the Offer.

As part of the Offer, contributions may be made by voluntary contribution and allocation of incentive and profit-sharing payments as the case may be for beneficiaries from companies located in France and by voluntary contribution only for beneficiaries from companies located outside of France. Contributions will be entitled to employer matched funding on the following terms:

•	100% gross matched funding up to €200 in contributions;

•	50% gross matched funding from €200 up to €800 in contributions; and

•	25% gross matched funding from €800 up to €2,400 in contributions.

The maximum amount of matched funding is €900 gross.

In the event that voluntary contributions are split between more than one of the options offered (“Classic”, “Secure”, and “Multiple” options), the amount of the gross matched funding from the company shall be distributed in proportion to the contribution in each option, in the following order of priority:

1) “Multiple” option, with the understanding that the matched funding for this option are no more than €450 gross,

2) “Secure” option, then

3) “Classic” option.

TECHNIP – PLAN D’EPARGNE DE GROUPE (P.E.G.)	17 /18

The total amount of the investments made by beneficiaries during 2012 as part of all employee savings plans combined (PEE, PEG, and PERCO) may not exceed a total amount equal to one fourth (25%) of their gross annual compensation for 2012. Moreover, if beneficiaries participate in the Offer during the subscription/withdrawal period, which is scheduled for June 7 to 11, 2012 inclusive, their maximum subscription shall be an amount equal to 2.5% of their gross annual compensation for 2012, i.e. 10% of the applicable maximum if they reserve during the reservation period from April 2 to 16, 2012.

To determine if the contribution made as part of the Offer achieves either of these maximum limits, all beneficiaries from PEG member companies located in France must take into account (i) their personal contribution resulting from their voluntary contribution and their incentive payment (therefore excluding profit-sharing and matched funding) in the Technip Classic France and Technip Secure France 2012 compartment and (ii) ten times their personal allocation comprised of their voluntary contribution and their incentive payment and nine times their personal allocation comprised of their profit-sharing and matched funding in the Technip Multiple France 2012 compartment.

To determine if the contribution as part of the Offer achieves either of these maximum limits, all beneficiaries from PEG member companies located outside of France must take into account (i) their personal contribution resulting from their voluntary contribution (therefore excluding matched funding) in the Classic and Secure offers, as the case may be, and (ii) ten times their personal allocation comprised of their voluntary contribution and nine times the matched funding in a Multiple offer.

The amount of the beneficiary’s subscription to the Offer may be reduced if the total number of Technip SA shares subscribed for as part of the Offer is greater than the maximum number of Technip SA shares offered as part of the Offer. In this scenario, the total number of Technip SA shares offered shall be divided by the number of subscribers in order to obtain the “average subscription”. All subscriptions of a total equal to or less than the “average subscription” shall be met in full. All subscriptions for a number of shares greater than the “average subscription” shall be met in proportion to the number of shares requested and not yet honored. Reductions shall take place based on the source of the subscriber’s personal contribution, by reducing first voluntary contributions, then amounts from incentive payments, and finally amounts from profit-sharing, regardless of the option(s) chosen. If a subscriber has paid his or her subscription in part by bank transfer and in part by advance on salary, the subscription paid by bank transfer shall be reduced first.

In the event of the revocation or reduction of all or part of his or her payment, the amounts from the employees’ incentive or profit-sharing programs that are not subsequently invested in the Offer shall be transferred to the Technip Sérénité FCPE in the PEG.

The cases for early withdrawal applicable in each country as part of the Technip Capital 2012 Offer are set out in the legal and practical notices related to the Offer.

TECHNIP – PLAN D’EPARGNE DE GROUPE (P.E.G.)	18 /18

III- REGISTRATION

These rules shall be registered by Technip SA in accordance with all applicable laws.

Concluded at Paris, March 9, 2012.

Thierry Parmentier
Group Director of Human Resources

THE TECHNIP SHARE INCENTIVE PLAN

Approved in principle by the Board on 20 February 2008

Adopted by the Chief Executive Officer, duly authorised by the Board, on 29 April 2008

Amended by an authorised signatory on 26 June 2015

HMRC Reference: A102715

34.	Certain Amounts Not Reinvested To Be Carried Forward	18

35.	Holding Period For Dividend Shares	19

36.	General	20

37.	Rights Issues	21

THE TECHNIP SHARE INCENTIVE PLAN

PART 1

GENERAL REQUIREMENTS

1.	DEFINITIONS

1.1	In this Plan, unless the context otherwise requires:

“Accumulation Period” means in relation to Partnership Shares, a period specified by the Board not exceeding twelve months during which the Trustees accumulate Partnership Share Money before acquiring Partnership Shares or repaying it to the employee;

“Acquisition Date” means:

(a)	in relation to Partnership Shares, where there is no Accumulation Period, the date set by the Trustees in relation to the Award, being a date not later than 30 days after the last date on which the Partnership Share Money to be applied in acquiring the Partnership Shares was deducted;

(b)	in relation to Partnership Shares, where there is an Accumulation Period, the date set by the Trustees in relation to the Award, being a date not later than 30 days after the end of the Accumulation Period which applies in relation to the Award; and

(c)	in relation to Dividend Shares, the date set by the Trustees in relation to the acquisition of such Shares, being a date not later than 30 days after the dividend is received by them;

“Associated Company” has the same meaning as in paragraph 94 of the Schedule;

“Award Date” means in relation to Free Shares or Matching Shares, the date on which such Shares are awarded;

“Award” means:

(a)	in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan; and

(b)	in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan.

“the Board” means the board of directors of the Company or a committee appointed by them;

“Capital Receipt” has the same meaning as in section 502(2) of ITEPA;

“the Company” means Technip S.A. (registered in France with registered number 589 803 261);

“Connected Company” has the same meaning as in paragraph 18(3) of the Schedule;

“Control” has the same meaning as in section 719 of ITEPA;

“Dividend Shares” means Shares acquired on behalf of a Participant from reinvestment of dividends under Part 5 of the Plan and which are subject to the Plan;

“Forfeiture Period” means in relation to an Award of Free or Matching Shares, the period of three years (or such shorter period as the Board may determine when the Award is made) beginning with the Award Date;

“Free Share Agreement” means an agreement relating to Free Shares which complies with Part 5 of the Schedule and is entered into between a Qualifying Employee and the Company;

“Free Shares” means Shares awarded under Part 2 of the Plan which are subject to the Plan;

“HMRC” means HM Revenue & Customs;

“Holding Period” means:

(a)	in relation to Free Shares, the period specified by the Board as mentioned in Rule 13.1;

(b)	in relation to Matching Shares, the period specified by the Board as mentioned in Rule 31.1; and

(c)	in relation to Dividend Shares, the period of three years from the Acquisition Date;

“Initial Market Value” means the Market Value of a Share on an Award Date and, where the Share is subject to a restriction or risk of forfeiture, the Market Value shall be determined without reference to that restriction or risk;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Market Value” on any day:

(a)	means, where all Shares to which an Award relates are admitted to trading on Eurolist of Euronext Paris S.A. and were purchased by the Trustees over five or fewer consecutive dealing days ending on (in the case of Free Shares) the Award Date and (in the case of Partnership Shares and Dividend Shares) the Acquisition Date, the price (in sterling) at which such Shares were purchased and, where Shares were purchased at different times and at different prices, the average of the prices (in sterling) paid by the Trustees in the purchase of those Shares (using for these purposes the actual sterling/euro exchange rate that applied to each purchase of shares); or

(b)	means, if (a) does not apply and the Shares are admitted to trading on Eurolist of Euronext Paris S.A., the average of the closing prices of a Share on the three preceding dealing days or such other dealing day or days as may be agreed in advance with HMRC, converted into sterling at a spot rate selected by the Board on the day in question; or

(c)	means, if neither (a) nor (b) applies, the Market Value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HMRC Shares Valuation on or before that day; and

(d)	is to be determined as if any restriction (as defined in paragraph 99(4) of the Schedule) to which Shares are subject does not apply.

“Matching Shares” means Shares awarded under Part 4 of the Plan and which are subject to the Plan;

“NICs” means National Insurance Contributions;

“Participant” means an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired;

“Participating Company” means the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under clause 13 of the Trust Deed;

“Partnership Shares” means Shares awarded under Part 3 of the Plan and which are subject to the Plan;

“Partnership Share Agreement” means an agreement relating to Partnership Shares (and if appropriate Matching Shares) which complies with Part 6 of the Schedule and is entered into between a Qualifying Employee and the Company;

“Partnership Share Money” means money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person;

“PAYE” means the requirements of Pay As You Earn as prescribed by Part 11 of ITEPA or regulations under section 684 of ITEPA;

“Performance Allowances” means the criteria for an Award of Free Shares where:

(a)	whether Shares are awarded; or

(b)	the number or value of Shares awarded

is conditional on performance targets being met;

“the Plan” means the Technip Share Incentive Plan, as amended from time to time;

“Plan Shares” means:

(a)	Free Shares, Matching Shares or Partnership Shares awarded to Participants;

(b)	Dividend Shares acquired on behalf of Participants; and

(c)	shares in relation to which paragraph 87 (consequences of company reconstructions) of the Schedule applies,

in each case that remain subject to the Plan;

“Plan Termination Notice” means a notice issued under paragraph 89 of the Schedule;

“Qualifying Company” means

(a)	a company that is a Participating Company at the end of the Qualifying Period; or

(b)	a company that when the individual was employed by it was a Participating Company; or

(c)	a company that when the individual was employed by it was an Associated Company of

(i)	a company qualifying under paragraph (a) or (b); or

(ii)	another company qualifying under paragraph 17 of the Schedule;

“Qualifying Corporate Bond” has the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992;

“Qualifying Employee” means an employee who must be invited to participate in an Award in accordance with Rule 4.1.1 and any employee who the Company has invited in accordance with Rule 4.1.2;

“Qualifying Period” means:

(a)	in the case of Free Shares, a period of 18 months ending with the date on which the Award is made or such shorter period as the Board may determine in relation to the Award;

(b)	in the case of Partnership Shares and Matching Shares where there is an Accumulation Period, a period of 6 months ending with the start of the Accumulation Period or such shorter period as the Board may determine in relation to the Award; and

(c)	in the case of Partnership Shares and Matching Shares where there is no Accumulation Period, a period of 18 months ending with the deduction of Partnership Share Money relating to the Award or such shorter period as the Board may determine in relation to the Award;

“Redundancy” has the same meaning as in the Employment Rights Act 1996;

“Relevant Employment” means employment by the Company or an Associated Company of the Company;

“Salary” has the same meaning as in paragraph 43 of the Schedule;

“the Schedule” means Schedule 2 to ITEPA;

“Shares” means ordinary shares in the capital of the Company which comply with the conditions set out in paragraph 25 of the Schedule;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has Control;

“Tax Year” means a year beginning on 6 April and ending on the following 5 April;

“the Trustees” means the trustees or trustee for the time being of the Trust Deed;

“the Trust Deed” means the trust deed made between the Company and the Trustees in connection with the Plan;

“the Trust Fund” means all assets transferred to the Trustees to be held on the terms of the Trust Deed and the assets from time to time representing such assets, including any accumulations of income;

“the Trust Period” means the period of 80 years beginning with the date of the Trust Deed;

and expressions not otherwise defined in the Plan have the same meanings as they have in the Schedule.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4	Expressions in italics are for guidance only and do not form part of the Plan.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to enable employees of Participating Companies to acquire Shares which give them a continuing stake in the Company.

3.	ELIGIBILITY OF INDIVIDUALS

3.1	Individuals may participate in an Award only if:

3.1.1	they are employees of a Participating Company;

3.1.2	they have been employees of a Qualifying Company at all times during any Qualifying Period;

3.1.3	they are eligible on the relevant date(s) as set out in Rule 3.5; and

3.1.4	they do not fail to be eligible under any or all of Rules 3.2 or 3.3.

3.2	Individuals are not eligible to participate in an Award of Free Shares in any Tax Year if in that Tax Year they are at the same time to participate in another plan established by the Company or a Connected Company and meets the requirements of the Schedule, or if they would have participated in such a plan but for their failure to meet the relevant Performance Allowances.

3.3	Individuals are not eligible to participate in an Award of Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they are at the same time to participate in another plan established by the Company or a Connected Company and meets the requirements of the Schedule.

3.4	If an individual participates in an Award of Shares under the Plan in a Tax Year in which they have already participated in an Award of Shares under another plan established by the Company or a Connected Company and meets the requirements of the Schedule then Rule 9 (maximum annual award of free shares) and Rule 15 (maximum amount of partnership share money deductions) shall apply as if the Plan and the other plan or plans were a single plan.

3.5	The relevant dates mentioned in Rule 3.1.3 are:

3.5.1	in the case of an Award of Free Shares, the date on which the Award is made;

3.5.2	in the case of an Award of Partnership Shares or an Award of Matching Shares awarded in respect of such Partnership Shares where there is no Accumulation Period, the date on which the Partnership Share Money relating to the Award is deducted; and

3.5.3	in the case of an Award of Partnership Shares or an Award of Matching Shares awarded in respect of such Partnership Shares where there is an Accumulation Period, the date on which the Partnership Share Money relating to the Award is first deducted.

4.	INVITATIONS

4.1	Subject to Rule 7.5:

4.1.1	an individual shall be invited to participate in the Plan if he meets the requirements in Rule 3.1 and is a UK resident taxpayer (as defined in paragraph 8(2) of the Schedule); and

4.1.2	the Board may also invite any other employee who meets the requirements in Rule 3.1 to participate in the Plan.

5.	PARTICIPATION ON SAME TERMS

5.1	Subject to Rules 5.2, 10.1, 11 and 12, every Qualifying Employee who is invited to participate in the Plan shall be invited to participate on the same terms and those who do participate shall do so on the same terms.

5.2	The Company may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

6.	FIRST AWARDS

No Awards can be made prior to the date on which the Plan is approved by HMRC under the Schedule.

7.	MISCELLANEOUS

7.1	The rights and obligations of any individual under the terms of his employment with a Qualifying Company shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The making of an Award does not imply that any further Awards will be made or that any individual has a right to receive an Award.

7.2	Except where required by law, no money or money’s worth received by any individual under the Plan shall form part of his remuneration for any purpose whatsoever.

7.3	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

7.4	Any notice or other communication under or in connection with the Plan may be given in such manner as the Board consider to be appropriate which may include communication by email or intranet or by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is an employee of the Qualifying Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his employment. Where any such notice or other communication is given by a Qualifying Employee or Participant to the Company or the Trustees, it shall be effective only on receipt by the Company or, as the case may be, the Trustees.

7.5	The Board shall determine when (if at all) Awards shall be made, the type of Awards that shall be made at that time, and subject to the Rules of the Plan, the terms of those Awards, and nothing in these Rules shall be interpreted as conferring any obligation on the Company to make Awards on a regular basis or replicate the terms of Awards previously made under the Plan.

7.6	All shares allotted under the Plan shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment.

7.7	Where the Shares to be the subject of Awards of a particular type (that is to say Free Shares, Partnership Shares or Matching Shares) on any day do not all carry the same rights, the Trustees shall so far as possible ensure that the number of shares carrying any particular rights which are so awarded to any individual on that day bears to the number of shares so awarded to him on that date the same proportion as the total number of shares carrying those rights which are so appropriated on that day bears to the total number of shares so appropriated on that day.

7.8	If in the consequence of an error or omission it is ascertained following an Award Date that:

7.8.1	a Qualifying Employee has not been given the opportunity to participate in the Plan in respect of any type of Award to which he should have been entitled under the Plan; or

7.8.2	the number of Shares expressed to be awarded to any Qualifying Employee on any occasion is found to be incorrect any Award expressed to have been made in respect of more than the correct number of Shares shall be void as to the excess, any Award expressed to have been made in respect of fewer than the correct number of Shares shall relate to the correct number of Shares if the Trustees holds unallocated Shares that could otherwise have been used to make that Award and the Company and the Trustees may do all acts and things as are necessary to rectify such error or omission notwithstanding that such actions may not otherwise be in accordance with the Rules of the Plan.

7.9	No third party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

7.10	Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

7.10.1	providing personal data to the Company and any Associated Company and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

7.10.2	processing of personal data by the Company or any such Associated Company or third party;

7.10.3	transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

7.10.4	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

7.11	The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the parties hereto agree to submit to the exclusive jurisdiction of the Courts of England and Wales.

PART 2

FREE SHARES

8.	GENERAL

8.1	Every Qualifying Employee shall be invited to enter into a Free Share Agreement.

8.2	The Trustees, acting with the prior consent of the Board, may from time to time award Free Shares.

8.3	The number of Free Shares to be awarded to each Qualifying Employee on an Award Date shall be determined by the Board in accordance with this Part 2.

9.	MAXIMUM ANNUAL AWARD

9.1	The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,600 or such other limit as may be permitted by paragraph 35 of the Schedule from time to time.

10.	ALLOCATION OF FREE SHARES BY REFERENCE TO PERFORMANCE

10.1	The Board may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

10.2	If Performance Allowances are used, they shall apply to all Qualifying Employees.

10.3	Where Performance Allowances are used:

10.3.1	they shall be determined by reference to such fair and objective criteria (performance targets) relating to business results or such other objective criteria as the Board shall determine over such period as the Board shall specify; and

10.3.2	performance targets shall be set for performance units of one or more employees (provided that an employee shall not be a member of more than one performance unit).

10.4	Where the Board decides to use Performance Allowances it shall, as soon as reasonably practicable:

10.4.1	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

10.4.2	notify all Qualifying Employees of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award provided that the Board may exclude from such notice any information as mentioned in Rule 10.4.2 the disclosure of which the Board reasonably considers would prejudice commercial confidentiality.

10.5	The Board shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using Method 1 (Rule 11) or Method 2 (Rule 12). The same method shall be used for all Qualifying Employees for each Award.

11.	PERFORMANCE ALLOWANCES: METHOD 1

11.1	Subject to Rule 11.2, by this method:

11.1.1	at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance;

11.1.2	the remaining Free Shares shall be awarded by reference to performance; and

11.1.3	the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

11.2	If this method is used:

11.2.1	the Free Shares awarded without reference to performance (Rule 11.1.1) shall be awarded on the same terms as mentioned in Rule 5; and

11.2.2	the Free Shares awarded by reference to performance (Rule 11.1.2) need not be allocated on the same terms as mentioned in Rule 5.

12.	PERFORMANCE ALLOWANCES: METHOD 2

12.1	By this method:

12.1.1	some or all Free Shares shall be awarded by reference to performance;

12.1.2	the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms as mentioned in Rule 5; and

12.1.3	Free Shares awarded for each performance unit shall be treated as separate Awards and there is no requirement for Awards of Free Shares made to members of difference performance units to be on the same terms.

13.	HOLDING PERIOD FOR FREE SHARES

13.1	The Board shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

13.2	The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years (or such other periods required by paragraph 36 of the Schedule from time to time), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

13.3	A Participant may during the Holding Period direct the Trustees:

13.3.1	to accept an offer for any of his Free Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

13.3.2	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Free Shares if the offer forms part of such a general offer as is mentioned in Rule 13.3.3; or

13.3.3	to accept an offer of cash, with or without other assets, for his Free Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares, or to holders of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of paragraph 37(6) of the Schedule; or

13.3.4	to agree to a transaction affecting his Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(a)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan (including the Plan) which meets the requirements of the Schedule.

13.4	The Board may in its absolute discretion award Free Shares subject to forfeiture if the Participant ceases to be in Relevant Employment at any time in the Forfeiture Period, provided that any provision for forfeiture shall apply equally to all Free Shares included in the same Award under the Plan but shall not apply if the Participant ceases Relevant Employment:

(a)	because of injury or disability;

(b)	on being dismissed by reason of Redundancy;

(c)	by reason of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply;

(d)	by reason of a change in control or other circumstances ending the Associated Company status of the company by which he is employed;

(e)	by reason of retirement; or

(f)	on his death.

13.5	Any Free Shares forfeited in accordance with Rule 13.4 shall be held by the Trustees subject to the Plan and be available for future awards of Free Shares or Matching Shares for other eligible individuals.

PART 3

PARTNERSHIP SHARES

14.	GENERAL

14.1	The Board may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement.

14.2	Partnership Shares shall not be subject to any provision under which they may be forfeit.

15.	MAXIMUM AMOUNT OF DEDUCTIONS

15.1	The amount of Partnership Share Money deducted from a Participant’s Salary shall not exceed £1,800 in any Tax Year (or such other maximum amount as may for the time being be permitted by paragraph 46 of the Schedule).

15.2	Subject to Rule 15.3, the amount of Partnership Share Money deducted from a Participant’s Salary for any Tax Year shall not exceed 10% (or such other maximum amount as may for the time being be permitted by paragraph 46 of the Schedule) of the total of the payments of Salary made to the Participant for that Tax Year.

15.3	The Board may either determine a lower percentage than that specified in Rule 15.2 or, in relation to every Qualifying Employee, specify that a particular part of the Qualifying Employees’ earnings should be disregarded in calculating the Salary to which such limit shall apply.

15.4	Any amount deducted in excess of that allowed by Rule 15.1 or 15.2 shall be paid over to the relevant Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

16.	MINIMUM AMOUNT OF DEDUCTIONS

16.1	The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10 (or such other minimum amount as may for the time being be permitted by paragraph 47 of the Schedule).

17.	NOTICE OF POSSIBLE EFFECT OF DEDUCTIONS ON BENEFIT ENTITLEMENT

17.1	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

18.	RESTRICTION IMPOSED ON NUMBER OF SHARES AWARDED

18.1	Subject to Rules 15.1 and 15.2, the Board may specify the maximum number of Shares to be included in, or the maximum amount of individual deductions relating to, an Award of Partnership Shares.

18.2	The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares or the maximum amount of individual deductions to be included in an Award.

18.3	The notification in Rule 18.2 shall be given:

18.3.1	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

18.3.2	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

19.	PAYMENT OF DEDUCTIONS TO THE TRUSTEES

19.1	The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees.

20.	PLAN WITH NO ACCUMULATION PERIOD

20.1	If there is no Accumulation Period, the Trustees shall apply Partnership Share Money to acquire Shares on behalf of the Qualifying Employee on the Acquisition Date. The number of Shares awarded to each Qualifying Employee shall be determined in accordance with the Market Value of the Shares on that date.

21.	PLAN WITH ACCUMULATION PERIOD

21.1	If there is an Accumulation Period, the Trustees shall apply the Partnership Share Money to acquire Shares on behalf of the Qualifying Employee on the Acquisition Date.

21.2	The number of Shares acquired on behalf of each Qualifying Employee may be determined by reference to:

21.2.1	the Market Value of the Shares at the beginning of the Accumulation Period (i.e. on the first dealing day within the Accumulation Period); or

21.2.2	the Market Value of the Shares on the Acquisition Date; or

21.2.3	the lower of the two Market Values referred to in Rules 21.2.1 and 21.2.2 above.

For the purpose of this Rule 21.2, where there is an Accumulation Period, the Market Value of the Shares on any day will (unless the Board decides otherwise) be the average of the closing prices of a Share on the three preceding dealing days or such other dealing day or days as may be agreed in advance with HMRC converted into sterling at a spot rate selected by the Board on the day in question, as set out in paragraph (b) of the definition of Market Value in Rule 1.1.

21.3	The Partnership Share Agreement shall state whether the number of Shares to be acquired will be determined in accordance with Rule 21.2.1, 21.2.2 or 21.2.3.

21.4	If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the Participant may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

22.	SURPLUS PARTNERSHIP SHARE MONEY

22.1	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

22.1.1	may, with the agreement of the Participant, be carried forward to the next deduction (where there is no Accumulation Period) or to the next Accumulation Period (where there is an Accumulation Period); and

22.1.2	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

23.	SCALING DOWN

23.1	If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 18.1 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1.	the excess of the deduction chosen by each applicant over the amount specified in accordance with Rule 16.1 shall be reduced pro rata;

Step 2.	all deductions shall be reduced to the amount specified in accordance with Rule 16.1;

Step 3.	no such Awards shall be made for that period.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

24.	WITHDRAWAL FROM PARTNERSHIP SHARE AGREEMENT

24.1	A Qualifying Employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it. Any Partnership Share Money then held on behalf of a Qualifying Employee shall be paid over to that Qualifying Employee as soon as practicable, subject to deduction of income tax under PAYE and NICs.

25.	REPAYMENT OF PARTNERSHIP SHARE MONEY IN CERTAIN CIRCUMSTANCES

25.1	If the circumstances set out in paragraph 56 of the Schedule apply (Plan not meeting the requirements of the Schedule), any Partnership Share Money held on behalf of Qualifying Employees shall be repaid as soon as practicable after the relevant day (as defined in paragraph 56 of the Schedule), subject to deduction of income tax under PAYE and NICs.

25.2	If a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of Qualifying Employees shall be repaid to them as soon as practicable, after the Plan Termination Notice is notified to the Trustees, subject to deduction of income tax under PAYE and NICs.

26.	STOPPING, VARYING AND RESTARTING DEDUCTIONS

26.1	A Participant may at any time give notice to the Company to stop deductions under the Partnership Share Agreement. A Participant may vary his deductions under the Partnership Share Agreement with the agreement of the Company. Unless a later date is specified in the notice the Company will ensure within 30 days of receiving the notice that either no such further deductions are made by it or that such variation of deductions shall take effect.

26.2	A Participant who has stopped deductions may subsequently give notice in writing to the Company to restart deductions under the Partnership Share Agreement but the employee may not make up any deductions that have been missed. A Participant may not restart deductions more than such number of times in any Accumulation Period as the Board shall determine and notify to Participants before the beginning of that period. On receipt of a restart notice the Company will ensure that deductions are restarted under the Partnership Share Agreement not later than the re-start date within the meaning of paragraph 54(6) of the Schedule (the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice to restart deductions).

27.	ACCESS TO PARTNERSHIP SHARES

27.1	When Partnership Shares have been awarded to a Participant, the Participant may at any time withdraw any or all of the Partnership Shares from the Plan subject to the deduction of income tax under PAYE and NICs.

PART 4

MATCHING SHARES

28.	GENERAL

28.1	The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares in accordance with this Part 4 of the Plan.

29.	GENERAL REQUIREMENTS FOR MATCHING SHARES

29.1	Matching Shares shall:

29.1.1	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

29.1.2	subject to Rule 30.2, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

29.1.3	be awarded to all Participants on exactly the same basis.

30.	RATIO OF MATCHING SHARES TO PARTNERSHIP SHARES

30.1	The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as may for the time being be permitted by paragraph 60 of the Schedule). The Board may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

30.2	If the number resulting from the application of the ratio referred to in Rule 30.1, when added (if relevant) to any fraction resulting from the last application of this Rule to Partnership Shares relating to the same Participant, does not produce a whole number, the resulting fraction shall be carried forward to be taken into account in determining the number of Matching Shares awarded on the next occasion on which Matching Shares are awarded to that Participant.

31.	HOLDING PERIOD FOR MATCHING SHARES

31.1	The Board shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

31.2	The Holding Period shall, in relation to each Award, be a specified period of not less than three years nor more than five years (or such other periods required by paragraph 61 of the Schedule from time to time), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

31.3	A Participant may during the Holding Period direct the Trustees:

31.3.1	to accept an offer for any of his Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

31.3.2	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Matching Shares if the offer forms part of such a general offer as is mentioned in Rule 31.3.3; or

31.3.3	to accept an offer of cash, with or without other assets, for his Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of paragraph 37(6) of the Schedule; or

31.3.4	to agree to a transaction affecting his Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(a)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan which meets the requirements of the Schedule.

31.4	The Board may in its absolute discretion award Matching Shares subject to forfeiture if the Participant withdraws from the Plan the Partnership Shares in respect of which the Matching Shares were awarded (other than following, and by reason of, an event referred to in Rule 31.3) or the Participant ceases to be in Relevant Employment at any time in the Forfeiture Period, provided that any provision for forfeiture shall apply equally to all Matching Shares included in the same Award under the Plan and shall not apply if the Participant ceases Relevant Employment:

(a)	because of injury or disability;

(b)	on being dismissed by reason of Redundancy;

(c)	by reason of a transfer to which the Transfer of Undertaking (Prohibition of Employment) Regulations 2006 apply;

(d)	by reason of a change in control or other circumstances ending the Associated Company status of the company by which he is employed;

(e)	by reason of retirement; or

(f)	on his death.

31.5	Any Matching Shares forfeited in accordance with Rule 31.4 shall be held by the Trustees subject to the Plan and be available for future awards of Free Shares or Matching Shares for other eligible individuals.

PART 5

DIVIDEND SHARES

32.	GENERAL

32.1	The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

33.	REINVESTMENT OF CASH DIVIDENDS

33.1	The Board may direct that some or all of any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

33.2	Dividend Shares shall be Shares:

33.2.1	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

33.2.2	which are not subject to any provision for forfeiture.

33.3	The Board may decide to:

33.3.1	apply all Participants’ dividends (either in whole or in part), to acquire Dividend Shares;

33.3.2	to pay all or some dividends in cash to all Participants; or

33.3.3	to offer Participants the choice of either 33.3.1 or 33.3.2.

33.4	Any direction given by the Board to the Trustees regarding the reinvestment of cash dividends in respect of Plan Shares held on behalf of Participants shall set out the amount of the cash dividends to be so reinvested or how that amount is to be determined.

33.5	The Board may modify or revoke any direction for reinvestment of cash dividends.

33.6	The Trustees shall apply all the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

33.7	Any cash dividends which are not directed by the Board to be reinvested under the Plan in respect of Plan Shares held on behalf of a Participant must be paid over to a Participant as soon as practicable.

34.	CERTAIN AMOUNTS NOT REINVESTED TO BE CARRIED FORWARD

34.1	Any amount that is not reinvested:

34.1.1	because the amount of the cash dividend is insufficient to acquire a Share; or

34.1.2	because there is an amount remaining after acquiring the Dividend Shares;

may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

34.2	Any amount that is not reinvested shall be repaid to the Participant as soon as practicable if:

34.2.1	the Participant ceases to be in Relevant Employment; or

34.2.2	a Plan Termination Notice is issued.

On making such a payment, the Participant shall be provided with the information specified in paragraph 80 of the Schedule.

35.	HOLDING PERIOD FOR DIVIDEND SHARES

35.1	The Holding Period shall be a period of three years, beginning with the Acquisition Date.

35.2	A Participant may during the Holding Period direct the Trustees:

35.2.1	to accept an offer for any of his Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those shares for the purposes of capital gains tax; or

35.2.2	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for his Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph 35.2.3; or

35.2.3	to accept an offer of cash, with our without other assets, for his Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of paragraph 37(6) of the Schedule; or

35.2.4	to agree to a transaction affecting his Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(a)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan (including the Plan) which meets the requirements of the Schedule.

35.3	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in paragraph 80 of the Schedule.

PART 6

COMPANY RECONSTRUCTIONS

36.	GENERAL

36.1	The following provisions of this Rule 36 apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule 36 as “the Original Holding”):

36.1.1	a transaction which results in a new holding (referred to in this Rule 36 as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

36.1.2	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

36.2	If an issue of Shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those Shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

36.2.1	redeemable shares or securities issued as mentioned in paragraph 86(4)(a) of the Schedule;

36.2.2	share capital issued in circumstances set out in paragraph 86(4)(b) of the Schedule applies; or

36.2.3	share capital to which paragraph 86(4)(c) of the Schedule applies.

36.3	In this Rule 36:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

36.4	Subject to the following provisions of this Rule 36, references in the Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

36.5	For the purposes of the Plan:

36.5.1	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

36.5.2	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

36.6	In the context of a New Holding, any reference in this Rule 36 to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

37.	RIGHTS ISSUES

37.1	Any shares or securities allotted under clause 9 of the Trust Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those shares.

37.2	Rule 37.1 does not apply:

37.2.1	to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this rule; or

37.2.2	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the company.

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